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                                                                    EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-38867, 333-53557, and 333-104622 on Form S-8 of our report dated February 27, 2008, relating to the financial statements and financial statement schedule of Renaissance Learning, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 123R, Share Based Payments, and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes) and the effectiveness of Renaissance Learning, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Renaissance Learning, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
February 27, 2008